Exhibit 10.11

SPORTS

12[illegible] AAA
Scottsdale, Arizona 85253
P- 480.266.6808
F- 888.624.6549

Writer's direct dial:
480.266.6808

Writer's direct email:
johnd@signingdaysports.com

October 8th, 2021

VIA EMAIL

George Weathers
Weathers.george@gmail.com
Phoenix, AZ

Re: Employment Offer Letter

Mr. Weathers,

Signing Day Sports ("SDS") is pleased to offer you the position of Chief Financial Officer. Your skills and experience will be an ideal fit for SDS' overall growth and more specifically within the Sales department.

As we discussed, your starting date will be August 23, 2021. The starting salary is $175,000 per year and is paid on a weekly basis. Direct deposit is available. Full family medical coverage will be provided through our company's employee benefit plan and will be effective on November 1st, 2021. Dental and optical insurance are also available. SDS offers a flexible paid time-off plan which includes vacation, personal, and sick leave. Time off accrues at the rate of one day per month for your first year, then increases based on your tenure with the company.

In addition, we will be offering participation in our ESOP with 300,000 shares vesting under the company's quarterly participation plan. Please sign the second copy of this letter and return it to me at your earliest convenience. When your acknowledgment is received, we will send you the employment contract and other ancillary documents pertaining to your employment. We look forward to welcoming you to the SDS team.

Please let me know if you have any questions or I can provide any additional information.

Sincerely,

SPORTS

John Dorsey, CEO – Signing Day Sports

I hereby accept the Chief Financial Officer position.

Signing Day Sports

Signature

10/10/2021

Date